Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8
(Form Type)

ALARM.COM HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table I: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share ("Common Stock")	457(a)	2,493,408	$68.04	$169,651,480	$147.60 per million dollars	$25,040.56
Total Offering Amounts			2,493,408	$68.04	$169,651,480		$25,040.56
Total Fee Offsets
Net Fee Due							$25,040.56

(1) This Registration Statement on Form S-8 covers 2,493,408 shares of Common Stock of the Registrant subject to issuance under the Alarm.com Holdings, Inc. 2015 Equity Incentive Plan (the “2015 EIP”), pursuant to an “evergreen” provision contained in the 2015 EIP. In addition, pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this Registration Statement also covers any additional shares of the Registrant’s Common Stock that may be offered and issued in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2) Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of Common Stock of the registrant as reported on The Nasdaq Global Select Market on February 14, 2024.